Exhibit 99.1

NEWS RELEASE For immediate release Michael Mas 904 598 7470 MichaelMas@RegencyCenters.com

Regency Centers Amends Bylaws to Align with Industry Standards and Best Practices

JACKSONVILLE, Fla. July 20, 2015 — Regency Centers Corporation (NYSE: REG) (“Regency” or the “Company”), a leading developer, owner and operator of shopping centers nationwide, today announced that its Board of Directors has amended certain of the Company’s bylaws and employment agreements. The Board, with the assistance of outside legal and compensation advisors, undertook a thorough review and determined to amend certain policies in accordance with current best practices.

The changes include: implementation of a proxy access bylaw; adoption of an exclusive forum bylaw; irrevocably opting out of Florida’s control share acquisition statute without shareholder approval; establishing a 25% stock ownership threshold required to call a special shareholder meeting; amending the Company’s bylaws to include a majority vote standard, such that director nominees can only be elected to the Board with the support of a majority of shares voted in an uncontested election, and; executing new employment agreements with its executive officers.

Complete details can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

“The Regency Board of Directors, as a result of a thorough review of the Company’s corporate governance and executive compensation policies, has determined to implement a number of important changes that we believe are consistent with best practices among publicly-traded companies, and in particular, real estate investment trusts,” said Lead Independent Director John C. Schweitzer. “By focusing on executing our proven strategy and striving to be an industry leader, Regency has flourished as a public company for more than 20 years. We are confident that we are taking the right steps to ensure best-in-class governance, align management’s and shareholders’ interests, and continue to distinguish the Company. Regency has never been better positioned for the future and the Board and management are intently focused on sustaining the delivery of superior value to Regency’s shareholders for many years to come.”

About Regency Centers Corporation

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 321 retail properties encompasses over 43.0 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.